Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

August 21, 2018

Board of Directors

Vaccinex, Inc.

1895 Mount Hope Avenue

Rochester, NY 14620

Ladies and Gentlemen:

We are acting as counsel to Vaccinex, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to 828,699 newly issued shares of the common stock, par value $0.0001 per share, of the Company (the “Shares”), consisting of (i) 22,500 Shares that are subject to outstanding awards under the Vaccinex, Inc. 2001 Employee Equity Plan (the “2001 Plan”), (ii) 381,199 Shares that are subject to outstanding awards under the Vaccinex, Inc. 2011 Employee Equity Plan (the “2011 Plan”), and (iii) 425,000 Shares available for issuance under the Vaccinex, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”, and together with the 2001 Plan and the 2011 Plan, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations. Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the applicable Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors and in the applicable Plan, the Shares will be validly issued, fully paid, and nonassessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Vaccinex, Inc.	- 2 -	August 21, 2018

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP